Exhibit 99.1

NANOPHASE ACHIEVES RECORD FOURTH QUARTER AND 2007 REVENUE

21% Fourth Quarter Revenue Growth; 36% Annual Revenue Growth

Romeoville, IL, January 14, 2008 – Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced unaudited revenue results for the fourth quarter and fiscal 2007.

For the fourth quarter ending December 31, 2007, total revenue was approximately $2.6 million, representing 21% year-over-year revenue growth compared to fourth quarter 2006 revenue of $2.17 million. Fourth quarter 2007 revenue represents the highest fourth quarter revenue in the Company’s history.

For the year ending December 31, 2007, total revenue was approximately $12.2 million, or 36% year-over-year growth compared to 2006 revenue of $9.0 million, and represented the highest annual revenue in the Company’s history.

“2007 was another substantial growth year for Nanophase, with record revenue in every quarter,” said Joseph Cross, Nanophase’s President and CEO. “We continued the solid product revenue growth that began in 2005 with our Company’s focus on developing and delivering ready-to-use nanomaterial solutions to our customers. Owing to our unique ability to incorporate nanomaterials into customer-specific solutions and dispersions, we have been able to add significant value to our products, which has generated new business opportunities and led to revenue growth. During the last three years, the Company has consistently grown revenues more than 30% each year.”

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 49 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 14, 2007, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.